Exhibit 10.1
PURCHASE AND SALE AGREEMENT
This 29 day of April, 2005 (the “Effective Date”).

1.	SELLER or Seller:	John J. Flatley and Gregory D. Stoyle, Trustees of the 1993 Flatley Family Trust under Declaration of Trust dated September 27, 1993, and recorded with Essex South District Registry of Deeds in Book 12576, Page 107.

	ADDRESS:	50 Braintree Hill Office Park, Braintree MA
Attn: Thomas J. Flatley, President

	FAX	781-849-4455

2.	PURCHASER, BUYER or Buyer:	Clare, Inc., a Massachusetts corporation

	ADDRESS:	78 Cherry Hill Drive, Beverly, MA
Attn: Dennis Ryan, Controller

	FAX	978-524-4700
In consideration of the mutual covenants and provisions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:
The Seller agrees to sell and the Purchaser agrees to purchase, upon the terms and conditions hereinafter set forth, the following described Premises or Property:
3.	PREMISES DESCRIPTION:
A certain parcel of land with an office, light industrial building known as 78 Cherry Hill Drive, Beverly, Massachusetts, and containing approximately 9.64 acres of land, the owner of which is the Seller. For Seller’s title see Essex South District Registry of Deeds Book 13453, Page 594 and Certificate of Title No. 67566. The sale shall include all right, title and interest of Seller in and to any easements, benefits, privileges or rights of way appurtenant to the land; all warranties, guaranties, licenses, permits, guaranties of leases, and service and maintenance contracts (to the extent Buyer agrees to assume the same) (hereinafter, “Assignable Agreements”); and the fixtures, machinery, equipment and personal property owned by Seller and attached to or located on the property.
4.	NO REPRESENTATIONS:
The Purchaser acknowledges that Purchaser has not been influenced to enter into this transaction in any way nor has Purchaser relied upon any warranties or representations made by either Seller or any Broker not set forth or incorporated in this Agreement.

5.	TITLE DEED:
(a) The Premises are to be conveyed by a good and sufficient quitclaim deed running to the Purchaser or its nominee, which deed shall convey a good and clear record and marketable title thereto, free from encumbrances and claimed rights of third parties, except:
(i)	Provisions of federal, state and local laws, ordinances, by-laws and rules regulating the use of land, including, but not limited to, environmental, building, zoning, and health laws, if any, applicable as of the date of this Agreement, but not in violation thereof;

(ii)	Real estate taxes for the then current fiscal year which are not yet due and payable on the date of the delivery of such deed;

(iii)	Any liens for municipal betterments assessed after the date of the Closing;

(iv)	Easements, restriction and reservations of record, if any, so long as the same do not prohibit or materially interfere with the current use of the Premises as an office building.
(b) Any matter or practice arising under or relating to this Agreement which is the subject of a title or practice standard of the Real Estate Bar Association for Massachusetts shall be governed by such standard to the extent applicable, so long as the title insurance company issuing the title policy to the Buyer or Buyer’s lender agrees not to take any exception.
6.	PLANS:
If the deed refers to a plan necessary to be recorded therewith, or if a plan is required in order that the deed may be recorded, the Seller shall at the Closing deliver and record such plan duly endorsed, if necessary, by the Beverly Planning Board and/or as may otherwise be required, in form adequate for registration or recording.
7.	REGISTERED TITLE:
In addition to the foregoing, if any portion of the title to the Premises is registered, the deed shall be in form sufficient to entitle the Purchaser to a Certificate of Title of the Premises, and the Seller shall deliver with the deed all instruments, if any, necessary to enable the Purchaser to obtain such Certificate of Title.

8.	PURCHASE PRICE:

	The agreed purchase price for the Premises is:	$9,000,000.00

	The following has been paid as a deposit as of this date:	$250,000.00

	The following amount is to be paid at the
	time of the delivery of the deed; by Bank
	check, wire transfer, certified check or attorney’s IOLTA
	check:	$8,750,000.00

	Total Purchase Price:	$9,000,000.00
9.	DEPOSIT:
All deposits made hereunder shall be held in escrow by Marsh, Moriarty, Ontell & Golder, P.C., as “Escrow Agent,” subject to the terms of this agreement and shall be duly accounted for at the time for performance of this agreement. The Escrow Agent shall not be liable for any loss suffered by the parties as a result of any action or inaction taken by the Escrow Agent in good faith pursuant to this Agreement, other than gross negligence or willful misconduct. In the event of a dispute relating to the deposit held by Escrow Agent, the Escrow Agent shall have the right to retain the deposit pending receipt of written instructions agreed to and signed by Buyer and Seller, or of a court order directing the distribution of such deposit. In the alternative, Escrow Agent may resign at any time by transferring the deposit to a successor escrow agent reasonably agreed upon by Buyer and Seller, which successor agrees to act in writing as Escrow Agent. Buyer and Seller shall jointly and severally indemnify and hold Escrow Agent harmless for any and all costs and expenses, including reasonably attorneys’ fees, incurred in connection with any such dispute.
10.	THE CLOSING:
The deed is to be delivered and the balance of the Purchase Price, subject to adjustment as set forth hereunder, paid at the following Date and Time of Closing and at the following Place of Closing:

Time of Closing:	10:00 o’clock A.M.

Date of Closing:	May 6, 2005

Place of Closing:	18 Tremont Street, Suite 900, Boston, MA 02108, or at Purchaser’s election, at the office of Purchaser’s counsel or Purchaser’s Lender’s counsel upon notice to Seller at least three(3) days prior to the Closing.
Whenever in this Agreement reference is made to the Closing, or the Date of Closing, such reference shall be to the date set forth hereinabove in this Paragraph, as the same may be extended pursuant to the provisions of this Agreement. It is agreed that time is of the essence of this Agreement.
Unless the Closing takes place at the appropriate Registry of Deeds, all documents and funds are to be delivered in escrow subject to prompt rundown of title and recording, which term shall include registration in the case of registered land, and the Purchase Price shall not be released from escrow until confirmation that such rundown and recording has occurred and that no matters affect title other than as permitted hereunder.
11.	POSSESSION AND CONDITION OF PREMISES:
Purchaser currently occupies the Premises as the sole tenant. Purchaser acknowledges that Seller is selling, the Premises in an “AS IS” condition and with “ALL FAULTS” without any warranty or representation by Seller, its employees, directors, officers, agents, consultants or brokers whatsoever relating to the Premises or this transaction, except such warranties or representations expressly set forth in this Agreement. Purchaser is fully aware of the condition of the Premises as well as all facts, circumstances and information which may affect the use and operation of the Premises, and has relied on its own due diligence investigation in determining to purchase the Premises rather than any information that may have been provided by Seller. The Purchaser shall not cancel or delay the closing, except as to title matters or in connection with the exercise of Buyer’s rights expressly set forth herein. At the Closing, the Premises shall be in compliance with the provisions of any instrument referenced in Section 5 above.
12.	EXTENSION TO PERFECT TITLE OR MAKE PREMISES CONFORM:
If the Seller shall be unable to convey title, as required hereunder, or if at the Time of Closing the Premises do not conform with the provisions hereof, then the Seller shall use reasonable efforts to remove any defects in title or to make the Premises conform to the provisions hereof, as the case may be, and the time for performance hereof, as set forth in Paragraph 10 hereinabove, shall be extended for a period of thirty (30) days; provided, however, the Seller shall not be obligated to expend more than $25,000 to remove defects in title, (exclusive of the amounts necessary to clear financial encumbrances), deliver possession or make the Premises conform to the provisions hereof.
13.	FAILURE TO PERFECT TITLE OR MAKE PREMISES CONFORM:
If at the expiration of any such extended time the Seller shall have failed so to remove any defects in title, or deliver possession, or make the Premises conform, as the case may be, all as herein agreed, then, at the Purchaser’s option, any payments made under this Agreement shall be forthwith refunded and all other obligations of all parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto.
14.	PURCHASER’S ELECTION TO ACCEPT TITLE:
The Purchaser shall have the election, at either the original or any extended time for performance, to accept such title as the Seller can deliver to the Premises in their then condition and to pay therefor the purchase price without deduction, in which case the Seller shall convey such title, except that in the event of such conveyance in accord with the provisions of this clause, if the said premises shall have been damaged by fire or casualty insured against, then the SELLER shall, unless the SELLER has previously restored the premises to their former condition, either
(a) pay over or assign to the BUYER, on delivery of the deed, all amounts recovered or recoverable on account of such insurance, less any amounts reasonably expended by the SELLER for any partial restoration, or
(b) if a holder of a mortgage on said premises shall not permit the insurance proceeds or a part thereof to be used to restore the said premises to their former condition or to be so paid over or assigned, give to the BUYER a credit against the purchase price, on delivery of the deed, equal to said amounts so recovered or recoverable and retained by the holder of the said mortgage less any amounts reasonably expended by the SELLER for any partial restoration, or
(c) at Buyer’s election, upon notice to Seller from Buyer of Buyer’s election to terminate and cancel this Agreement, any payments made under this Agreement shall be forthwith refunded and all other obligations of all parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto.
15.	ACCEPTANCE OF DEED:
The acceptance of a deed by the Purchaser or his nominee as the case may be, shall be deemed to be a full performance and discharge of every agreement and obligation herein contained or expressed, except such as are, by the terms hereof, to be performed after the Closing.
16.	USE OF PURCHASE MONEY TO CLEAR TITLE:
To enable the Seller to make conveyance as herein provided, the Seller may, at the Closing, use the purchase money or any portion thereof to clear the title of any or all encumbrances or interests, provided that all instruments necessary for this purpose are recorded by and at the expense of Seller at the Time of Closing or, with respect to discharges of mortgages from insurance companies, banks and credit unions for which Seller delivers pay-off letters from such insurance company, bank or credit union (in form and substance reasonably satisfactory to Buyer, or its counsel or title insurer), by and at the expense of Seller with proof thereof to Buyer, within a reasonable time after the recording of the deed in accordance with customary conveyancing practice.

17.	ADDITIONAL DOCUMENTS:
At the Closing Seller shall execute (as applicable) and deliver:

a)	Evidence as to the authority of Seller to deliver the deed and any ancillary documents to the Purchaser;
b)	Customary affidavits and indemnities as reasonably required by Buyer’s title insurer, including, without limitation, with respect to parties in possession and mechanic’s liens to induce Purchaser’s title insurance company to issue lender’s and owner’s policies of title insurance without exception for those matters;
c)	An affidavit, satisfying the requirements of Section 1445 of the Internal Revenue Code and regulations issued thereunder, which states, under penalty of perjury, the Seller’s United States taxpayer identification number, that the Seller is not a foreign person, and the Seller’s address;
d)	Internal Revenue Service Form W-8 or Form W-9, as applicable, with Seller’s tax identification number, and an affidavit furnishing the information required for the filing of Form 1099S with the Internal Revenue Service and stating Seller is not subject to back-up withholding;
e)	a blanket assignment to Purchaser of all of the Seller’s right, title and interest in and to all Assignable Agreements, permits, documents, licenses, consents authorizations, variances, waivers, applications and approvals, building plans, surveys and engineering studies, and all other similar or comparable documents, (the “Plans and Permits”) duly executed and acknowledged by Seller, together with any originals of such instruments in Seller’s possession or control insofar as not previously delivered;
f)	a settlement statement;
g)	a bill of sale; and
h)	such other reasonable documents as are contemplated by the transaction described in this Agreement.
18.	ADJUSTMENTS:
Real estate taxes, base rent, operating costs and any additional rent due under the Lease, as hereinafter defined, for the then current year, shall be apportioned as of the Date of Closing and the net amount thereof shall be added to or deducted from, as the case may be, the Purchase Price payable by the Purchaser at the Closing. All references to the “then current year” and like references with respect to real estate taxes payable in respect of the Premises shall be construed to mean the then current fiscal tax period within which such taxes are payable.
19.	ADJUSTMENT OF UNASSESSED AND ABATED TAXES:
If the amount of real estate taxes is not known at the Time of Closing, they shall be apportioned on the basis of the taxes assessed for the preceding year, with a reapportionment, at the request of either party, as soon as the new tax rate and valuation can be ascertained; and, if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement unless herein otherwise agreed. The terms of this Section shall survive the Closing.

20.(a) PURCHASER’S DEFAULT; DAMAGES:
If the Purchaser shall fail to fulfill the Purchaser’s agreements herein, all deposits made hereunder by the Purchaser and all interest accrued thereon shall be retained by the Seller as liquidated damages, and this shall be the Seller’s sole and exclusive remedy for any default of Purchaser hereunder.
(b)	SELLER’S DEFAULT; DAMAGES:
If the Seller shall fail to fulfill the Seller’s agreements herein, Buyer at its option shall have the right, as its sole and exclusive remedies, to either: (i) receive the return of all deposits made hereunder by Buyer, whereupon the parties shall be released from all further obligations and liabilities under this Agreement, except those obligations and liabilities which by their terms survive termination hereof; or, alternatively, (ii) seek specific performance of Seller’s obligations hereunder and/or any other equitable remedies, without thereby waiving damages.
21.	NOTICES:
Whenever, by the terms of this Agreement, notice shall or may be given to Seller or to Purchaser, such notice shall be in writing and shall be delivered in hand or sent by Federal Express or other recognized overnight delivery service or by registered or certified mail, postage prepaid to the respective addresses set forth in Paragraphs 1 and 2 hereinabove, or to such other address or addresses as may from time to time hereafter be designated by like notice, or notice may be given by facsimile transmission in which proof of transmission is recorded. A copy of any such notice to Seller shall likewise be sent to Robert J. Moriarty, Jr., Esq., at Marsh, Moriarty, Ontell & Golder, P.C., 18 Tremont Street, Boston, MA 02108 or fax 617-720-2565. A copy of any such notice to Purchaser shall likewise be sent to Elizabeth A. Garner, Esq., Torpy & Garner, LLC, One Washington Mall, 15th Floor, Boston, MA 02108, fax 617-227-6617. Any such notice shall be deemed given when so delivered in hand or, if sent by Federal Express or other recognized overnight delivery service, on the next business day after deposit with said delivery service, or, if so mailed, five (5) business days after deposit with the U.S. Postal Service, however in all events shall be timely given if delivered during the applicable Environmental Inspection Period in hand to the other party or to Federal Express or other recognized overnight delivery service. Any notice by facsimile transmission shall be deemed given one business day following confirmation of receipt.
22.	LIABILITY OF TRUSTEE, SHAREHOLDER, BENEFICIARY:
If the Seller or Purchaser executes this Agreement in a representative or fiduciary capacity, only the principal or the estate represented shall be bound, except to the extent the Seller is also a beneficiary, and neither the Seller or Purchaser so executing, nor any shareholder or beneficiary of any trust, shall be personally liable for any obligation, express or implied hereunder, except for misrepresentations.
23.	POST CLOSING ADJUSTMENTS:
If any errors or omissions are found to have occurred in any calculations or figures used in the settlement statement signed by the parties (or would have been included if not for any such error or omission) and notice thereof is given within two months of the Closing Date to the party to be charged, then such party agrees to make a payment to correct the error or omission.

24.	TITLE INSURANCE PROVISION:
Purchaser’s performance hereunder is conditioned upon title to the premises being insurable for the benefit of Purchaser on a standard ALTA form insurance policy by a title insurance company licensed to do business in the Commonwealth of Massachusetts at normal premium rates without exception for any matter except as permitted hereunder.
25.	NO RECORDING:
Purchaser agrees not to record this Agreement or any notice hereof with the Registry of Deeds.
26.	CONSTRUCTION OF AGREEMENT:
This instrument, executed in multiple counterpart copies is to be construed as a Massachusetts contract, is to take effect as a sealed instrument, sets forth the entire contract between the parties, is binding upon and enures to the benefit of the parties hereto and their respective heirs, devisees, executors, administrators, successors and assigns, and may be canceled, modified or amended only by a written instrument executed by both the Seller and the Purchaser. All offers and agreements made prior to this Agreement are hereby discharged and all further obligations of the parties are contained only in this Agreement. If two or more persons are named herein as either Seller or Purchaser their obligations hereunder shall be joint and several. The captions are used only as a matter of convenience and are not to be considered a part of this Agreement or to be used in determining the intent of the parties to it. Seller and Buyer warrant and represent that the signatories of this agreement for the Seller and Buyer are duly authorized to execute and deliver same, and to bind the applicable party.
INSURANCE:
Until the delivery of the deed, the SELLER shall maintain insurance on said premises as follows:

Type of Insurance	Amount of Coverage

(a) Fire and Extended Coverage	*$ As presently insured.
28.	AUTHORITY:
Seller represents that Seller is a Massachusetts trust, duly formed and validly existing under the laws of the Commonwealth of Massachusetts, this Agreement has been and all documents executed by Seller which are to be delivered at Closing will be duly authorized, executed, and delivered, and the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder do not conflict with and will not cause a breach of, any terms and conditions of any other agreement to which Seller is a party.
[The Balance of This Page is Intentionally Blank]

SELLER:
John J. Flatley and Gregory D. Stoyle, Trustees of the 1993 Flatley Family Trust under Declaration of Trust dated September 27, 1993, and recorded with Essex South District Registry of Deeds in Book 12576, Page 107

By:	/s/Gregory D. Stoyle

Name:	Gregory D. Stoyle
Title:	as Trustees, not individually
PURCHASER: CLARE, INC.

By:	/s/Arnold P. Agbayani

Name:	Arnold P. Agbayani
Title:	Vice President
ESCROW AGENT (for purposes of Section 9 only)
Marsh, Moriarty, Ontell & Golder, P.C.,
By: _______________________________

RIDER A TO PURCHASE AND SALE AGREEMENT
BETWEEN
JOHN J. FLATLEY AND GREGORY D. STOYLE, TRUSTEES OF THE 1993 FLATLEY FAMILY TRUST UNDER DECLARATION OF TRUST DATED SEPTEMBER 27, 1993, AND RECORDED WITH ESSEX SOUTH DISTRICT REGISTRY OF DEEDS IN BOOK 12576, PAGE 107 (THE “SELLER”)
AND
CLARE, INC. (THE “BUYER”)
FOR PREMISES LOCATED AT
78 CHERRY HILL DRIVE, BEVERLY, MASSACHUSETTS (THE “PREMISES”)
1.	General Conditions. By signing at the end of this Rider A, the parties hereto agree that:
(a)	if any of the terms and conditions of this Rider shall conflict in any way with the form Purchase & Sale Agreement to which this Rider is attached (“P&S”), then the terms and conditions of this Rider shall control;

(b)	the P&S, together with the Exhibits and Riders referenced therein, are collectively referred to herein as the “Agreement”;

(c)	whenever in this Agreement the expiration of a specified number of days or other period of time giving rise to certain rights or obligations falls on a Saturday, Sunday or legal holiday, such expiration shall automatically be deemed extended to the next regular business day;

(d)	this Agreement shall not be binding upon Buyer, and no funds held as a deposit hereunder shall be negotiated, until Buyer has received a copy of this Agreement fully executed by Seller. Buyer may cancel this Agreement at any time prior to Buyer’s full receipt of a fully executed copy of this Agreement. A facsimile transmission of the executed Agreement, and any subsequent amendments hereto, shall be effective as an original;

(e)	this Agreement may be executed in any number of original counterparts, all of which evidence only one Agreement, but only one of which need be produced for any purpose;
8.	[add at the end of Paragraph 8] Unless paid by Seller by separate check, there shall be deducted from the balance due to the Seller at the Closing, the following:

(a)	Massachusetts and any county deed excise tax;
(b)	Balance of any brokerage fees due from Seller;
(c)	Cost of recording discharges and releases of monetary encumbrances and any title curative documents;
(d)	Amounts required to discharge outstanding mortgages as of the next business day after the later of the Closing or the day that the deed to Buyer is recorded; and
(e)	Buyer’s counsel’s fees for procuring discharges of outstanding mortgages.
24.	[add at the end of paragraph 24.]
Premises Compliance. Notwithstanding any contrary provision of this Agreement, the Premises shall not be considered to be in compliance with the provisions of this Agreement relating to title unless:

(a)	all buildings, structures and improvements, including, without limitation, any driveways, garages, septic systems and leaching fields, and all means of access to the Premises shall be located completely within the boundary lines of the Premises and any applicable setback lines or other applicable dimensional zoning requirements, and shall not encroach upon or under the property of any other person or entity;

(b)	no building, structure or improvement of any kind belonging to any other person or entity shall encroach upon or under the Premises;

(c)	the Premises shall abut and have access to a public way, duly laid out or accepted as such by the city or town in which said Premises are located, or there is appurtenant to the Premises, the perpetual right and easement of record to use (i) the way on which the Premises front, and (ii) any and all other roads leading to the nearest public way, for all purposes for which streets and ways are now used in said town or city, including without limitation access on foot or in motor vehicles thereon and installation and use thereon and therein of utility service lines for water, electricity, sewer, cable television and telephone service;

(d)	title to the Premises is insurable for the benefit of the Buyers in a fee owner’s policy of title insurance by a national title insurance company at normal premium rates in the American Land Title Association form currently in use, subject only to those printed exceptions to title normally included in the “jacket” to such form and those encumbrances expressly permitted under this Agreement; and

(e)	the Premises are not within any HUD flood hazard area requiring the Buyer’s purchase of HUD flood insurance or within any locally designated wetlands area.
     Additional Provisions:
29.	Lease. Seller represent and warrants that the only tenancy affecting the Premises is pursuant to that certain Lease between Seller, as landlord, and Buyer, as tenant, dated October 31, 1995 (the “Buyer Lease”). Effective as of the Closing, the Buyer Lease is terminated.
30.	Representations of Seller.
(a)	Seller represents, warrants and agrees as follows:
(i)	Seller has not received written notice, and has no knowledge of, any pending condemnation, eminent domain or similar proceeding affecting all or any portion of the Premises and has no knowledge that any such proceeding is contemplated;

(ii)	Seller has not received written notice from the holder of any mortgage on the Premises, any insurance company that has issued a policy with respect to the Premises, or any board of fire underwriters (or other body exercising similar functions) claiming, and is not otherwise aware of, any outstanding defect or deficiency in, or requesting the performance of any repairs, alterations or other work to, the Premises;

(iii)	There are no leases, management, service, equipment, supply, labor, maintenance or similar agreements with respect to or affecting all or any portion of the Premises which shall be binding upon the Buyer subsequent to the delivery of the deed:

(iv)	To the extent the lack of payment of the following would cause a lien to arise encumbering the Premises, Seller has paid or will pay in full prior to the Closing all outstanding bills and invoices for utility charges, labor, goods, materials and services of any kind relating to the Premises except to the extent that such payment is the responsibility of Buyer, as tenant under the Lease;

(v)	Seller has no knowledge of any action, suit, proceeding or investigation pending against the Seller with respect to this Agreement, the transactions contemplated hereby, all or any portion of the Premises or the ownership thereof, in any court or before or by any federal, state, county or municipal department, commission, board, bureau, or agency or other governmental instrumentality;

(vi)	Seller has not received written notice of, and has no knowledge of, any outstanding violation of any federal, state, county or municipal laws, ordinances, orders, codes, rules, regulations, or requirements affecting all or any portion of the Premises, or of the presence or suspected presence in or under the Premises for which the Premises of any materials which might be classified as hazardous or toxic pursuant to applicable law (other than cleaning solvents and other commercially packaged supplies);

(vii)	Seller has not received written notice of, and is not otherwise aware of, any proposed or pending governmental betterment or assessments for public improvements to or for the benefit of the Premises; and

(viii)	Seller has no knowledge of any underground storage tanks at or servicing the Premises.
(b) It shall be a condition of Buyer’s obligation to close under this Agreement that all warranties and representations made by Seller hereunder shall be materially true (subject to exceptions thereto approved by Buyer in writing, such approval to be in Buyer’s sole discretion) as of the time of Closing, and Seller shall deliver to Buyer at the time of closing a certificate to that effect reasonably satisfactory in form and substance to Buyer. In the event any warranty or representation made herein shall not be materially true at the time of Closing, then, at Buyer’s option, Buyer shall either (i) waive Seller’s failure to so deliver such certificate and close as otherwise contemplated hereunder, or (ii) pursue its remedies under Paragraph 20 of this Agreement.
(c) All covenants, agreements and representations made by Seller under this Agreement shall survive the Closing for no longer than six (6) months and written notification of any claim arising therefrom must be received in writing by Seller within seven (7) months of the Closing or such claims shall be forever barred and Seller shall have no liability with respect thereto.
31.	Brokers. Buyer and Seller each warrant and represent to the other that they have not contracted with or used the services of any real estate firm or broker in connection with this transaction, and each agrees to indemnify and hold the other harmless of and from any claims of any brokers claiming a brokerage commission or fee in connection with this transaction as a result of dealings with the indemnifying party. The provisions of this paragraph shall survive the Closing hereunder.

32.	BUYER INSPECTIONS. Notwithstanding any contrary provision of this Agreement, Buyer, at its sole cost and expense, shall have the right to have the Premises (and to investigate the condition of neighboring properties) inspected to ascertain whether the Premises is free of environmental contamination or any risk thereof by conducting a Phase I environmental site assessment. If the results of such inspections and reviews are not acceptable to Buyer in its sole discretion, the Buyer shall have the right to terminate the Agreement by giving written notice to the Seller on or before the Closing Date, whereupon all deposits made under this Agreement shall be forthwith refunded, all other obligations of the parties under this Agreement shall cease, and this Agreement shall be void without recourse to the Buyer or the Seller.

33.	BUYER SURVEY. Seller has delivered to Buyer a copy of an “As Built Plan of Land” showing the Premises (“Survey”) prepared by The Russell A. Wheatley Co., Inc. and dated May 8, 1997. Buyer, at its sole cost and expense, shall have the right on or before the Closing Date to update and recertify the Survey to Buyer and its title insurance company in order to remove the so-called survey exception from Buyer’s title insurance policy (the “New Survey”). If the changes in from the Survey to the New Survey are not acceptable to Buyer in its reasonable discretion, the Buyer shall have the right to terminate the Agreement by giving written notice to the Seller on or before the Closing Date, whereupon all deposits made under this Agreement shall be forthwith refunded, all other obligations of the parties under this Agreement shall cease, and this Agreement shall be void without recourse to the Buyer or the Seller.
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SELLER	BUYER
John J. Flatley and Gregory D. Stoyle, Trustees of the 1993 Flatley Family Trust under Declaration of Trust dated September 27, 1993, and recorded with Essex South District Registry of Deeds in Book 12576, Page 107
Clare, Inc., a Massachusetts corporation

By: /s/Gregory D. Stoyle	By: /s/ Arnold P. Agbayani

Name: Gregory D. Stoyle	Name: Arnold P. Agbayani
As Trustees, and not individually	Title: Vice President
Date: 4/29/05	Date: 4-29-05